Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) made this 29th day of December 2005, is by and between Citi Trends, Inc., a Delaware corporation (the “Company”), and R. Edward Anderson, an individual (the “Executive”).

WHEREAS, the Company and the Executive are parties to that certain letter agreement, dated as of November 16, 2001 (the “Original Agreement”); and

WHEREAS the Company and the Executive wish to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.             Term of Employment. The Executive’s employment with the Company commenced with the execution of the Original Agreement and shall continue, pursuant to the terms of this Agreement, on an at-will basis, until either the Executive or the Company terminates the employment relationship for any or no reason, with or without Cause (as defined in Section 4 below).

2.             Nature of Duties. The Executive shall, during his employment hereunder, be the Company’s Chief Executive Officer and a member of the Board of Directors of the Company (the “Board”). The Executive shall devote his full business time and effort to the performance of his duties to the Company.

3.             Compensation. The Company shall pay the Executive a base salary at an annual rate of $340,000, which may be adjusted from time-to-time at the sole discretion of the Board. The Executive’s base salary shall be paid in conformity with the Company’s salary payment practices generally applicable to similarly situated Company executives. The Executive shall also be entitled to the payment of a bonus at the sole discretion of the Board.

4.             Termination Payments and Benefits. Regardless of the circumstances of the Executive’s termination, he shall be entitled to payment when due of (x) any unpaid base salary, expense reimbursements and vacation days accrued prior to the termination of his employment, and (y) other unpaid vested amounts or benefits under Company pension and health benefit plans, and to no other compensation or benefits. If the Company terminates the Executive’s employment without Cause, the Company will provide the Executive with a separation payment of six (6) months base salary, to be paid in six (6) equal monthly installments beginning on the date of the termination of the Executive and each of the successive five (5) month anniversaries of such termination. In all other circumstances, including if the Executive resigns, retires or is terminated for Cause, the Executive shall not be entitled to receive such separation payment. For purposes of this Agreement, “Cause” shall mean the Executive’s:

(a)           commission of a willful act of fraud or dishonesty, the purpose or effect of which, in the Board’s sole determination, materially and adversely affects the Company;

(b)           conviction of a felony or a crime involving embezzlement, conversion of property or moral turpitude (whether by plea of nolo contendere or otherwise);

(c)           engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company, the purpose or effect of which, in the Board’s sole determination, materially and adversely affects the Company;

(d)           material breach of any of his obligations as a stockholder or otherwise under the organizational documents of the Company; provided that the Executive has been given written notice by the Board of such breach and 30 days from such notice fails to cure the breach; or

(e)           failure or refusal to perform any material duty or responsibility under this Agreement or a Board determination that the Executive has breached his fiduciary obligations to the Company; provided that the Executive has been given written notice by the Board of such failure, refusal or breach and 30 days from such notice fails to cure such failure, refusal or breach.

5.             General Release of Claims.  In exchange for the benefits provided herein and in consideration of his future employment with the Company, the Executive irrevocably and unconditionally releases the Company and each of its past, present, or future employees or agents, successors, benefit plans and the administrators of such plans (collectively, the “Released Parties”), from all known or unknown claims that the Executive presently may have against them other than claims for vested benefits under any pension or welfare benefit plans and programs. The claims the Executive is releasing include, without limitation, claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act or any other federal, state or local common law, statute, regulation or law of any type.

The Executive acknowledges that: (a) he carefully read this release; (b) he fully understands what it means; (c) he is entering into it voluntarily; and (d) the Company encouraged him to discuss this release with his attorney (at his own expense) before signing it, and that he did so to the extent he deemed appropriate. The Executive may revoke his release of ADEA claims within seven (7) days after he signs this Agreement.

6.             Notice. The Executive will send all communications to the Company in writing, to: Citi Trends, Inc., 102 Fahm Street, Savannah, Georgia 31401, Fax: (912) 443-3674. All communications from the Company to the Executive relating to this Agreement shall be sent to the Executive in writing at his office or home address as reflected in the Company’s records.

7.             Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and the Executive. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time in the future.

8.             Choice of Law and Venue. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Georgia (excluding any that mandate the use of another jurisdiction’s laws). Any action to enforce or for breach of this Agreement shall be brought exclusively in the state or federal courts of the County of Chatman, City of Savannah.

9.             Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his estate, but the Executive may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. Without the Executive’s consent, the Company may assign this Agreement to any affiliate or to a successor to substantially all the business and assets of the Company.

10.          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

12.          Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. Upon execution of this Agreement, the Original Agreement shall be null and void.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first written above.

CITI TRENDS, INC.

By:	/s/ Thomas W. Stoltz
Name: Thomas W. Stoltz
Title:	Chief Financial Officer

R. Edward Anderson
R. EDWARD ANDERSON